MSHE/AGE V.3


                                    AGREEMENT
                                    ---------

This AGREEMENT made this 1st day of November, 1996 between MSH Entertainment Corporation, Inc. (hereinafter referred to as "MSHE"), a Utah corporation whose address is 768 Brannan Street, San Francisco, California 94103 and Abrams/Gentile Entertainment, Inc. (referred to as "AGE"), whose address is 244 West 54th Street, 9th floor, New York, New York, 10019 (with MSHE and AGE being collectively called "Parties").

                                   WITNESSETH
                                   ----------

WHEREAS AGE warrants and represents that AGE owns all the rights, title and interest, including all materials including, but not limited to, scripts, story ideas, treatments, adaptations, trademarks, toy designs, merchandising and the titles, characters, drawings, plots, themes and storylines for a proposed television series and merchandising and toy line entitled "Vanpires" (hereinafter the "Property"); and

WHEREAS the Parties desire to enter into a co-production arrangement ("Co-Production Agreement") as outlined herein for the purpose of producing the Property; and

WHEREAS the Parties desire to produce thirteen (13) episodes of the Property to be sold as a television series ("Series") and toy line and merchandising items (collectively "Merchandising"); and

WHEREAS the Parties desire to establish each Party's rights in connection with the Property and the proceeds derived from any sales, production and/or distribution of the Property and share profits therefrom with each other as set forth herein: and

WHEREAS, the Parties hereby agree as follows:

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

    1. ADOPTION OF RECITALS: The Parties hereto adopt the above recitals as being true and correct.

    2. CO-PRODUCTION: The Parties are undertaking a co-production ("Co-Production") for the production of the Series.

    3. TERM: The term of this Agreement shall be in perpetuity unless sooner terminated by mutual agreement of the Parties and shall continue for:

         a. the duration of any and all copyrights shared and/or owned by the Co-Production; or

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         b. so long as the Parties shall be entitled to compensation with respect to any Agreements and/or licenses to third parties in connection with the Property and/or the Series, including all modifications, additions, options. extensions, renewals, substitutions for, and replacement of such agreements, directly or indirectly; and

         c. for purposes herein, any agreements made, entered into or resumed within six (6) months immediately following the termination of any particular prior agreements with the Parties, shall be deemed a substitution or replacement of such agreements; and

         d. as used herein, the term "Agreements" means any and every written agreement entered into, in existence, directly or indirectly relating to the Property and/or the Series.

    4. TITLE TO ASSETS: Except as provided below, any and all assets and all forms of exploitation of the Property including, but not limited to, all ancillary and allied rights thereto, including but not limited to toys, games, merchandising, music rights, stage rights, television rights, radio broadcasting rights, book publishing, motion pictures and all other rights including the copyright (herein collectively referred to as the "Rights") shall be owned by and title held by AGE.

    5. CONCEPT: It is acknowledged that the Property is the creation of AGE, and that the further creation of the Series shall be the contribution of AGE and MSHE.

    6. OWNERSHIP: All ownership rights including the underlying rights of the Property and Series, rights of trademark and copyright and renewals thereof, shall, except as noted herein, be in the name of AGE. The care, custody and control of all master tapes produced hereunder shall remain with MSHE and at its facility in San Francisco, unless otherwise instructed by AGE.

    7. CAPITAL AND OTHER CONTRIBUTIONS: Each of the Parties have agreed to contribute in cash and/or a combination of cash and services the following:

         a. AGE:

              (1). AGE shall provide cash and services of One Million Three Hundred Thousand Dollars ($1,300,OOO.OO) for the production of the thirteen
(13) episodes of the Series, according to the schedule of payments as outlined in the attached addendum ("Addendum").

              (2). AGE shall be the Producer of the Series;

              (3). AGE shall maintain creative control over the production of the Series but agrees to engage in active and meaningful consultation with MSHE; however, in the event of a dispute, the decision of AGE shall govern.

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              (4). AGE agrees to deliver to MSHE complete design work for the
Property on or about October 21, 1996.

              (5). AGE agrees to the deliverables outlined in the attached Addendum.

         b. MSHE:

              (1). MSHE shall be the co-producer of the Series;

              (2). MSHE shall provide cash and services of Six Hundred and Fifty Thousand Dollars ($650,000) for the production of the thirteen (13) episodes of the Series, a schedule of payments as outlined in the attached Addendum;

              (3). MSHB shall provide the necessary amount, expected to be up to fifty (50) Intel computer work stations to properly implement the "Overlord" animation system in order to produce the Series. The system must be installed and functioning on a beta basis on or about November 21, 1996 and have produced a test program acceptable and satisfactory to AGE, in its sole descretion, of approximately two (2) minutes in duration, based on AGE storyboards, character and background design. MSHE agrees to the deliverables schedule outlined in the attached Addendum;

              (4). In order to meet the above mentioned threshold, AGE shall deliver to MSHE complete design work on or about October 21, 1996.

              (5). The use of MSHE Communications' production facility, (formally East End Communications) on a priority basis, at no additional cost, for both the production and post-production of the Series;

              (6). Arrangement of all necessary insurance for the production including E&O insurance, in a manner subject to AGE's approval.

              (7). All the necessary hardware and software to meet the creative criteria of AGE and deliver 13 half hour episodes of high broadcast quality CGI animation;

              (8). MSHE shall arrange to have Chris Haigh available to work on the episodes of the Series on a priority basis;

              (9). MSHE shall cause to be opened and each Party shall deposit its respective funds in a mutually agreed upon bank account solely for the purpose of producing the Series. Any and all expenditures related to the production of the Property shall be made from this account. Prior to the opening of the account, AGE and MSHE shall each designate a signatory on the account, subject to the approval of AGE. Additionally, MSHE will provide, if requested, from time to time, detailed explanations of how MSHE intends to finance its working capital needs both specifically related to the production contributions and working capital for general corporate needs.

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    8.  CONTROL OF THE PROPERTY: All decisions relating to the activities of the
Property, and any and all decisions with respect to third party contractual Agreements, creative, business, financial and legal matters in connection with the Property, and all subsidiary and ancillary rights thereto and all exploitation thereof, shall be remain with AGE.

    9. WARRANTS: MSHE shall issue warrants to AGE, for nominal consideration, for the right to purchase up to one (1) million common shares of MSHE for a period up to four (4) years from the execution date of this Agreement. The warrants shall be covered in a separate agreement (the "Warrant Agreement").

    10. INTEL: MSHE will execute a cooperation agreement with Intel, as previously presented to AGE. Should MSHE be unable to complete such an agreement or should MSHE complete an agreement that contradicts the spirit of the role intended for Intel within this Agreement, AGE may in its own discretion automatically terminate this Co-Production Agreement with MSHE by seven (7) days written notice of same, and shall thereafter have no further obligation to MSHE.

    11. PARTICIPATION: Subject to the production of the Series and to the performance of MSHE's obligations hereunder, it is agreed to by the Parties hereto that both AGE and MSHE shall be placed in first position to both fully recoup, pari passu, their initial investments in the production of the Series ($1.3 million to AGE, and $650,000 to MSHE) from 100% of revenues received by AGE from the domestic and foreign broadcast of the Series; video licenses and sales: and CD-ROM licenses and sales. Thereafter, once both Parties have fully recouped, MSHE shall receive an economic interest from the licensing activities relating to the Property as follows:

         a. Series - 5% of the net advertising sales revenue earned by AGE in the U.S. from the broadcast of the Series:
            Toys, domestic - 1% of the net Toy revenues earned by AGE in the
             U.S.:
            Toys, international - 2% of the net Toy revenues earned by AGE internationally;
            Merchandising - 2% of the net merchandising revenues earned by AGE including, but not limited to, Video, CD-ROM and Foreign Broadcast rights.

         b. "Net revenue" is defined as those revenues actually received by AGE after deduction of any fees paid to independent agents.

         c. From time to time, and with proper notice to AGE, MSHE shall have reasonable access to the books and records of AGE as they pertain to the Property only.

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    12. "VANPIRES" CREDITS: Subject to the Production of the Series, and subject to the performance of all obligations hereunder, MSHE shall be entitled to a mutually agreed upon co-production credit on a separate card, and those persons from MSHE who perform pre-approved, by AGE, services on the Series shall receive a credit related to the services which they provided.

    13. WARRANTIES. Indemnification:

         a. AGE hereby warrants and represents that AGE:

              (1). has the right and capacity to enter into this Agreement and is not prevented by law or otherwise from so doing;

              (2). owns the rights and the underlying rights to the Property and is able by law to enter into this Agreement and can produce proof of same;

              (3). has not entered into any other agreement whatsoever with third parties which adversely effects the Parties' rights hereunder or is inconsistent in any manner with any term set forth hereunder, and

              (4). shall have authorized the signing party to execute this Agreement on behalf of AGE.

         b. AGE hereby indemnities and holds harmless MSHE from and against any and all claims, liabilities, damages, and costs including but not limited to reasonable attorney's fees and court costs arising from any breach by AGE of any representations, warranty or agreement made by AGE hereunder.

         c. MSHE hereby warrants and represents that MSHE:

              (1) owns all the necessary rights to the Overlord Animation
System:

              (2) has the right and capacity to enter into this Agreement and is not prevented by law or otherwise from so doing;

              (3) has not entered into any other agreement whatsoever with third parties which adversely affects the Parties' rights hereunder or is inconsistent in any manner with any term set forth hereunder: and

              (4) shall have authorized the signing party to execute this Agreement on behalf of MSHE.

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         d. MSHE hereby indemnifies and holds harmless AGE from and against any and all claims, liabilities, damages and costs including, but not limited to, reasonable attorney's fees and court costs arising from any breach by MSHE of any representations, warranty or agreement made by MSHE hereunder.

    15. BUDGET: The budget for the Series shall be prepared by MSHE and AGE, with AGE having final approval.

    16. ADDITIONAL DOCUMENTS: Each Party hereto shall execute and deliver any and all additional papers, documents and other instruments and shall do any and all further acts and things reasonably necessary in connection with the performance of his obligations hereunder to carry out the intent of the Agreement.

    17. MERCHANDISING: AGE shall have the exclusive right to merchandise the Property including all toys, merchandising and games and any ancillary products created or derived from the Property.

    18. DEFAULT/TAKEOVER RIGHTS: MSHE acknowledges that AGE will be entering into binding commitments to deliver fully produce episodes of the Series to third parties and will incur substantial liability in the event of late-delivery or non-delivery of Series episodes. Accordingly, it is agreed that in the event that MSHE defaults in making delivery of technically satisfactory animation of the Series episodes on the schedule set forth on the Addendum annexed hereto, which default persists after seven (7) days written notice of default from AGE to MSHE, then if such event, and without limiting AGE's other rights or remedies under this Agreement or pursuant to law. AGE shall have immediate right to take over further production of the Series episodes. In the event of such uncured default, MSHE shall, upon AGE's written notice, deliver to AGE (or to any third party designee) any and all program materials including, without limitation, any computer programs and any pictorial or audio/visual works created, by computer or otherwise, in the course of MSHE's producing the animation for the Series episodes. Furthermore, in such event, MSHE shall make available to AGE (or AGE's designee) the Overlord Software and will provide such technical personnel as may be necessary to enable AGE (or its designee) to utilize such Overlord Software to complete production and delivery of the animation for the Series episodes uncompleted as of the time such default and takeover of production, if ever.

    19. ENTIRE AGREEMENT: This Agreement and all the exhibits attached represents the entire and complete Agreement among the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements, understandings or representations whether oral or written, between the Parties regarding the subject matter hereof.

    20. NON-WAIVER: No delay or failure by a Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein, and no waiver shall be effective unless made in writing.

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    21. CAPTIONS: The captions of the various paragraphs and sections of this
Agreement are intended to be used solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or to be used as an aid in the construction of any provision.

    22. COUNTERPARTS: This Agreement may be executed in counterparts with each original being deemed a whole and complete copy.

    23. ASSIGNMENT: MSHE may not assign, sell, grant a security interest in, or otherwise dispose of their interest in the Property unless agreed to in writing by AGE.

    24. AMENDMENTS: This Agreement cannot be amended, modified or changed in any way whatsoever except by a written instrument duly signed by the Parties hereto.

    25. AUTHORITY: The corporations which are Parties hereto warrant and represent that they have the power and authority to enter into this Agreement.

    26. VOID PROVISIONS: If any provision hereof as applied to any Party or to any circumstance Shall be adjudged by a Court to be void or unenforceable, the same shall in no way affect any other provisions hereof, the application of such provision in any other circumstances or the validity or enforceability hereof.

    27. SUCCESSORS AND ASSIGNS: Except where provided to the contrary, this Agreement, and all provisions hereof, shall inure to the benefit of and be binding upon the Parties hereto, their successors in interest, assigns, administrators, executors, heirs and devisees.

    28. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of New York and consent to jurisdiction of the Federal courts located in New York City with respect to resolution of any disputes arising hereunder.

The Parties herein have fully read, understood and executed this Agreement freely and voluntarily. By signing In the spaces provided below, the Parties accept and agree to all the terms and conditions of this Agreement.

In Witness Whereof the Parties hereto have caused this Agreement to be duly executed.


/s/Abrams Gentile                               /s/Robert Maerz
-------------------------------------           --------------------------------
   Abrams/Gentile Entertainment, Inc.              MSH Entertainment Corporation

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/s/ John Gentile                             /s/ Robert Maerz
------------------------------               ------------------------------
    Print Name                                   Print Name




Its President                                Its Chairman
    --------------------------                   --------------------------
    Title                                        Title



Date 11/1/96                                 Date 11/1/96
     -------------------------                    -------------------------

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9.  AGE to deliver scripts, voice
    tracks, and storyboards on          one per week
    weekly basis for episodes 3         beginning week
    through 13.                         of 5/15/97

10. AGE to deliver full music mixing                      AGE & MSHE to
    for episodes 3 through 13 to                          contribute $100M and
    MSHE one week prior to the                            $50M per week,
    delivery date of the broadcast      one per week      respectively, for nine
    master (full audio mix) of each     beginning week    weeks beginning July
    episode by MSHE to AGE.             of 7/28/97        28, 1997.

11. MSHE to deliver broadcast
    for episodes 3 through 13
    (assumes all spot production        one per week
    activities completed by MSHE        beginning week
    at its facilities).                 of 8/3/97


/s/ Robert P. Maerz                       /s/Abrams Gentile
-----------------------------------       -------------------------------------
MSH Entertainment Corporation, Inc.          Abrams Gentile Entertainment, Inc.

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    19. COUNTERPARTS.

        For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterparts shall be, and shall be deemed to be, an original Instrument.

    20. NO INCONSISTENT AGREEMENTS.

        The Company will not on or after the date of this Warrant enter into any agreement with respect to its accuracies which is Inconsistent with the rights granted to the Holders of this Warrant or otherwise conflict with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not Inconsistent with the rights granted to holders of the Company's securities under any other agreements, except rights that have been waived.

    21. SATURDAYS, SUNDAYS, AND HOLIDAYS.

        If the Expiration Date falls on a Saturday, Sunday or legal holiday, The Expiration Date shall automatically be extended until 5:00 p.m. the next business day.


AGREED


    ABRAMS GENTILE ENTERTAINMENT INC.         MSH ENTERTAINMENT CORPORATION

    /s/ John Gentile                          /s/ Robert Maerz
    ---------------------------               ------------------------------
    Signature                                 Signature


    John Gentile                              Robert Maerz
    ---------------------------               ------------------------------
    Printed Name                              Printed Name


    President                                 Chairman
    --------------------------                --------------------------
    Title                                     Title


    11/1/96                                   11/1/96
    -------------------------                 -------------------------
    Date                                      Date

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